EXHIBIT 21.1

Direct and Indirect Subsidiaries of Resource Apartment REIT III, Inc.
Resource Apartment OP III, LP
Resource Apartment Holdings III, LLC
RRE Payne Place Holdings, LLC
RRE Bay Club Holdings, LLC
RRE Tramore Village Holdings, LLC

The subsidiaries listed above are all organized in the State of Delaware.